EXHIBIT 23.3

Analysis, Research & Planning Corporation’s Consent

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) consents to the use of ARPC’s name and the reference to our report dated January 9, 2003, appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2002.

/s/ B. Thomas Florence
B. Thomas Florence President Analysis, Research & Planning Corporation

February 21, 2003

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